EXHIBIT (C)(8)
Central Park Confidential Discussion Materials Regarding: September 28, 2006 CONFIDENTIAL

1 Summary Preliminary Conclusions "Family Alone" Capacity Additional Capacity Based on leverage of 8x at Telecom $4.45 billion of incremental capacity $20.35 per share in cash Assuming offer price of $28.00 per share, additional capital required of $1.6 billion ($7.27 per share) Incremental Telecom leverage of 0.25x ($451 million, or $2.06 per share) Asset sale (provides $2.7 billion, or $12.24 per share) / Asset sale bridge ($1.9 billion, or $8.58 per share) (1) "Vornado-like" capital ($750 million, or $3.43 per share) Private equity of 20% - 49% ownership ($457 million - $1.6 billion, or $2.09 - $7.27 per share) (2) Family reinvestment ($186 million, or $0.85 per share, which represents 50% of $10 per share dividend) (3) $8.58 (80%) $3.66 (20%) $2.09 (20% Ownership) $12.24 (100%) "Vornado-like" Private Equity Family Reinvestment ____________________ (1) Assumes asset value of $4 billion for RNS, fuse and Regional Sports Nets, net debt of $1,325 million, and loan to value of 80%. Excludes any premium associated with tendering for RNS debt. (2) At $28.00 per share, transaction requires new outside equity of 47%. (3) Based on Family shares of 65.3 million and one-time dividend of $10 per share (assumes Family did not receive dividend on 8 million pledged shares). Also assumes Family settles STAMPS for cash. Asset Sale Bridge $5.18 $7.27 (2) (47% Ownership) $3.43 $0.85 Incremental Telecom Leverage of 0.25x $2.06 Asset Sale Telecom Leverage at 8x $20.35

2 Illustrative Valuation Considerations Prior Special Committee Valuation Approach (Dollars in Millions, Except Per Share Amounts) Minority "Squeeze Out" Premiums (1) Committee was also focused on EBITDA multiples adjusted for growth, value of the NOL, superior demographics and penetration levels (2) ____________________ Source: SDC. Represents transactions for U.S. targets where acquiror used cash consideration to squeeze-out minority stake greater than $500 million and minority shareholders owned less than 50% of the target prior to launch of the tender. Based on closing price 1-day prior to announcement. Based on current CVC price of $23.01.

3 "Funding Gap" Analysis (Dollars in Millions, Except Per Share Amounts) ____________________ Based on total shares outstanding of 283.8 million, excluding restricted stock of 8.2 million. Assumes Family shares of 65.3 million roll in the transaction, which includes shares underlying the STAMPS of 8.0 million, and excludes foundation shares of 4.1 million. Also assumes Family equity awards (i.e., Restricted Stock, Options and SARs) are treated similarly to public shareholders. Estimated cash as of Q2'06. Equity awards as per going private transaction in 2005. Assumes Q4'06 Telecom net debt of $9,986 million and Q4'06 run rate Telecom EBITDA of $1,804 million. (1) (2) (3)

4 ____________________ (1) Assumes asset value of $4 billion for RNS, fuse and Regional Sports Nets, net debt of $1,325 million, and loan to value of 80%. Excludes any premium associated with tendering for RNS debt. (2) Assumes Family stake valued at the deal price. At $28.00 per share, transaction requires new outside equity of 47%. (3) Based on Family shares of 65.3 million and one-time dividend of $10 per share (assumes Family did not receive dividend on 8 million pledged shares). Also assumes Family settles STAMPS for cash. "Funding Gap" Analysis (Cont'd) Alternatives to Fund Additional Capital Required to Complete Going Private Transaction (Dollars in Millions, Except Per Share Amounts)

5 Sources, Uses and Telecom Capitalization (Dollars in Millions) Key assumptions: $28 per share 8x Telecom leverage ~$2.5bn of restricted payments capacity at CSC Holdings as of 12/31/06 ____________________ (1) Assumes Q2'06 cash balance. (2) Based on total shares outstanding of 283.8 million, excluding restricted stock of 8.2 million. Assumes Family shares of 65.3 million roll in the transaction, which includes shares underlying the STAMPS of 8.0 million, and excludes foundation shares of 4.1 million. Also assumes Family equity awards (i.e., Restricted Stock, Options and SARs) are treated similarly to public shareholders. (3) Assumes equity awards cashed out per going private transaction in 2005. (2) (3) (1)

6 Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. This proposal is confidential, for your private use only, and may not be shared with others (other than your advisors) without Merrill Lynch's written permission, except that you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the proposal and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. For purposes of the preceding sentence, tax refers to U.S. federal and state tax. This proposal is for discussion purposes only. Merrill Lynch is not an expert on, and does not render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your advisors concerning these matters before undertaking the proposed transaction.